JUMP'N JAX, INC.
                          511 East St. George Boulevard
                                   Suite No. 3
                             St. George, Utah 84770

                                December 17, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza                                         Via EDGAR and Facsimile
Washington, D.C. 20549                                  ------------------------
Attn:    Johanna Vega Losert                            (202) 942-9527


         Re:    Jump'n Jax, Inc.
                Request for Acceleration of Registration Statement on Form SB-2 File No. 333-118872

Dear Ms. Losert:

         Jump'n Jax, Inc. (the "Company") hereby requests acceleration of the effectiveness of its Registration Statement on Form SB-2 (File No. 333-118872 filed initially on September 9, 2004 and amended on November 8, 2004 and December 1, 2004), to 2:00 p.m. on December 21, 2004, or as soon thereafter as is practicable.

         Please  direct any  questions  or  comments  regarding  this  filing to
Leonard  E.  Neilson,  Attorney  at Law and  counsel  to the  Company  at  (801)
733-0800.

                                            Sincerely,


                                            /S/  STEVEN D. MOULTON
                                            -----------------------
                                            Steven D. Moulton
                                            Secretary